PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of Global Gard Inc., of our report dated March 26, 2015 on our audit of the financial statements of Global Gard, Inc. as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2014 and from inception on July 16, 2014 through December 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

February 1, 2016